EXHIBIT 8.1


                 SONNENSCHEIN NATH & ROSENTHAL
                       8000 Sears Tower
                      Chicago, IL  60606


                        Dennis N. Newman
                         (312) 876-8179

                          May 15, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549


Ladies and Gentlemen:

      A Registration Statement on Form S-3 (the "Registration Statement") is being filed on or about the date of this letter with the Securities and Exchange Commission to register shares of common stock, par value $.10 per share (the "Shares") and shares of Class A Common Stock, par value $.10 per share (collectively, with the Shares, the "Stock"), of Oil-Dri Corporation of America (the "Company") which may from time to time be offered by the Company in connection with the Oil-Dri Corporation of America 1995 Long-Term Incentive Plan (the "Plan"). The Stock may be issued to employees granted certain awards of Stock pursuant to the Plan ("Stock Awards") or their transferees ("Permissible Transferees"). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

      We have acted as counsel to the Company in connection with the Registration Statement. In rendering this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the corporate records of the Company, including its Certificate of Incorporation, as amended, its By-Laws, and minutes of directors' and stockholders' meetings, and such other documents (including the Plan) and certificates of public officials, which we have deemed relevant or necessary as the basis for the opinion as hereinafter set forth.

      We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or otherwise, to enter into and to perform their respective obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinion expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

      Based upon and subject to the foregoing, it is our opinion that the shares of Stock that will be originally issued under the Plan have been duly authorized and, when issued pursuant to, and in accordance with the Plan, will be validly issued, fully paid and non-assessable. We are also of the opinion that under current law, the discussion set forth under the heading "Federal Income Tax Consequences" in the Registration Statement, although general in nature, is an accurate summary of the material federal income tax consequences related to Stock Awards granted under the Plan which have been transferred by the participant as permitted thereunder.

     We consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to Sonnenschein
Nath  & Rosenthal under the caption "Experts" in the Registration
Statement.


                                   Very truly yours,

                              SONNENSCHEIN NATH & ROSENTHAL



                              By:   /s/ DENNIS N. NEWMAN
                                      Dennis N. Newman